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EXHIBIT 99.1

(GULFTERRA LOGO)                                                            NEWS
                                                           For Immediate Release


            GULFTERRA COMMENCES OPERATIONS OF PHOENIX GAS PIPELINE IN
                          THE DEEPWATER GULF OF MEXICO


HOUSTON, TEXAS, JULY 20, 2004--GulfTerra Energy Partners, L.P. (NYSE:GTM) announced that it has commenced operations of the Phoenix Gas Pipeline and recently received initial production from the Red Hawk field located in the Garden Banks area of the central Deepwater Trend in the Gulf of Mexico. The Phoenix Gas Pipeline is a 78- mile, 18-inch diameter pipeline originating in 5,300 feet of water at the Red Hawk cell spar in Garden Banks Block 876. The pipeline interconnects with the ANR Pipeline system at Vermilion Block 397 and is capable of transporting up to 450 million cubic feet per day (MMcf/d) of natural gas. The Red Hawk field is operated by Kerr-McGee Oil and Gas Corp., a wholly owned affiliate of Kerr-McGee Corp. (NYSE:KMG), with a 50% interest. Devon Energy Corporation (Amex:DVN) holds the remaining 50% interest. The Red Hawk cell spar has an initial capacity of 120 MMcf/d and can be expanded to a production capacity of 300 MMcf/d.

Since 2001, GulfTerra has completed a number of Deepwater projects, including the oil and gas export pipelines for the Typhoon Field development in the central Gulf of Mexico; the Falcon Nest platform and gas pipeline located in the western Gulf; and the Medusa gas pipeline located in the eastern Gulf. Most recently, the company commenced operations on its jointly owned Marco Polo tension leg platform and oil and gas pipelines located in the Green Canyon Deepwater corridor. GulfTerra is also developing the Cameron Highway Oil Pipeline system, the Front Runner oil pipeline and recently announced Constitution oil and gas pipelines.

"We are pleased to commence operations on our seventh deepwater pipeline in the Gulf of Mexico and another significant step in addressing the midstream infrastructure needs of offshore producers," said Robert G. Phillips, chairman and chief executive officer of GulfTerra Energy Partners. "We have noted that the Phoenix Gas Pipeline system is structured similarly to many of our other Deepwater infrastructure projects with reputable and experienced producers, a solid anchor field, a hub facility and a deepwater subsea tie-in point located just North of the Red Hawk Platform that can be used to connect future pipelines."

GulfTerra Energy Partners, L.P. is one of the largest publicly traded master limited partnerships with interests in a diversified set of midstream assets located both offshore and onshore. Offshore, the partnership operates natural gas and oil pipelines and platforms and is an industry leader in the development of midstream infrastructure in the Deepwater Trend of the Gulf of Mexico. Onshore, GulfTerra is a leading operator of intrastate natural gas pipelines, natural gas gathering and processing facilities, natural gas liquids transportation and fractionation assets, and salt dome natural gas and natural gas

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liquids storage facilities. Visit GulfTerra Energy Partners on the Web at
www.gulfterra.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements and projections. The partnership has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors, including the integration of acquired businesses, pending merger with a subsidiary of Enterprise Products Partners, L.P., status of the partnership's greenfield projects, successful negotiation of customer contracts, and general economic and weather conditions in markets served by GulfTerra Energy Partners and its affiliates, could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the partnership makes these statements and projections in good faith, neither the partnership nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the partnership's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.

Contact
Investor Relations and MLP Finance
Andrew Cozby, Director
Office: (832) 676-5315
Fax: (832) 676-1671
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